Exhibit 99.(c)(8)

Jefferies LLC Member SIPC The information provided in this document, including valuation discussions, represents the views of Jefferies Investment Banking. There is no assurance that the views expressed herein will be consistent with the views expressed by Jefferies Research or its Analysts. Nothing in this document should be understood as a promise or offer of favorable research coverage. Project Ferdinand Special Committee Discussion Materials January 4, 2023 / Confidential Preliminary draft for discussion purposes only

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only Table of Contents Situation Overview 3 Review of Management Provided Financial Forecast 8 Preliminary Valuation Observations 13 Tactical Considerations 26 Appendix 30 2

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only Situation Overview 3

Ferdinand Public Market Overview

Market Performance Since IPO

Indexed to Ferdinand's IPO Price of $33.00

Share Price / Mkt Cap	$37.27 / 3.1bn
Enterprise Value	$5.6bn
P / '23E EPS[1]	8.9x
EV / '23E EBITDA[1]	9.7x



$70
$60
$50
$40
$30
$20
$10
Jul-18
Jul-19
Jul-20
Jul-21
Jul-22
1/4/2022 (52-week high): $62.24
10/20/22 (52-week low): $30.27
+35%
$37.27
+13%
Ferdinand
S&P 500

Capitalization

$Millions, except per share amounts	As of	Data
Share price	**12/30/22**	**$37.27**
Class A Common Stock	12/31/22	65.9
Class B Common Stock	12/31/22	11.8
LLC Restricted Common Units	12/31/22	0.3
LLC Incentive Units (net in-$)	12/31/22	4.8
RSUs	12/31/22	0.3
Stock Options (net in-$)	12/31/22	0.2
Origin Common Share Issue[2]	Pending	0.9
Fully Diluted Common Share Equivalents[3]		**84.2**
Equity value		**$3,138**
Plus: Estimated Debt[1]	12/31/22	2,594
Less: Estimated Cash[1]	12/31/22	(164)
Enterprise Value		**$5,568**

Ownership (fully diluted common equivalent)



Advisors
5%
Management
7%
Stone Point
19%
Public Holders
69%

Source: Public filings, Capital IQ, management forecasts. Market data as of 12/30/2022.
Note: Market capitalization and enterprise value calculated using fully-diluted share count.
(1) Based on consensus estimates from Wall Street research. Debt and cash estimated at 12/31/22 per management forecast. EBITDA and EPS are prior to stock based compensation expense.
(2) Represents common equivalent shares to be issued on close of Origin acquisition in Q1'23.
(3) Common share equivalents calculated using management provided capitalization table as of 12/31/22. Includes shares to be issued at the closing of the Origin acquisition anticipated in Q1:23. Treats incentive units and options issued at IPO where vesting is according to price as if a CoC occurs.

Jefferies LLC / January 2023 4
Preliminary draft for discussion purposes only Jefferies

Ferdinand is the Only Publicly Traded RIA Roll-Up Platform

Comparison of Business Models

	Ferdinand	Integrated Roll-Ups	Independent Broker Dealer ("IBD")
Ownership	▪ Public	▪ Sponsor-backed (minority and majority)	▪ Public and sponsor-owned
Acquisition Economics and Deal Structure	▪ Acquire substantially all assets but only 40-60% of Target economics ▪ Enter into management agreement with Target partners for multi-year term with non-competes) ▪ Maintain a preferred position in Target economics (provides downside protection)	▪ Typically acquire 100% assets and economics, mix of cash and stock (majority cash) consideration ▪ ~25-50% deferred consideration based on asset retention and growth (provides downside protection)	▪ IBD platform acquisitions – acquire 100% assets and economics ▪ Advisor recruitment: offer multi-year forgivable loans to independent advisors to join BD
Level of Integration	▪ Does not integrate; affiliates maintain brand and independence ▪ Offer value-add services to affiliates (including marketing, business development, and M&A expertise) ▪ Leverage platform scale through cash, credit and trust solutions to all affiliates	▪ Full systematic integration ▪ Standardized modular deliverables to ensure consistent client outcomes ▪ Integrated technology, systems and back-office	▪ Sometimes keep brand ▪ Full integration on back-end: tech-stack and solutions, back-office and support functions
Cost Synergies	▪ Minimal post-acquisition cost synergies from new partner firms ▪ Able to capture cost synergies from acquisitions by partner firms	▪ Achieve post-acquisition cost synergies from technology, back-office and support function integration	▪ Achieve post-acquisition cost synergies from integration (high probability) ▪ Guaranteed revenue synergies from new advisor platform fees, cash spread
EBITDA Margins	▪ ~25%	▪ ~30-50%	▪ ~10-20% ▪ Tend to be lower since advisor-generated revenue payout > 90%
Leverage	▪ ~4.0x-4.5x	▪ ~5.0x-7.0x	▪ ~2.0x (public) - 4.5x (sponsor-owned)
Examples		Creative Planning, Mercer Advisors, Mariner Wealth Advisors, Wealth Enhancement Group	▪ Public: Blucora, LPL Financial ▪ Private: Advisor Group, Cetera, Kestra

Jefferies LLC / January 2023 5 Preliminary draft for discussion purposes only Jefferies

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only Summary of CD&R’s Proposal (Dated December 10, 2022) ◼ CD&R acquires 100% of the outstanding stock of Ferdinand at a valuation of $50.00 per share (letter quotes approximately 43% premium to three-month VWAP at December 10, 2022) ─ Assumes 85.1 million fully diluted shares outstanding (based on company provided information) ─ Vested equity awards cashed out at the proposed transaction price (net of any applicable strike prices), and unvested equity awards will be converted into cash awards that remain subject to vesting ◼ Proposal is subject to (i) completion of due diligence, and (ii) negotiation of transaction agreements Valuation ◼ Assumes 100% of the Ferdinand’s debt remains outstanding ─ To the extent the existing debt cannot be ported, CD&R’s offer would be conditioned upon receipt of committed debt financing ─ To reflect the potential additional borrowing costs, CD&R would expect to offer a lower per share price ◼ In addition to rollover equity sufficient to preserve debt, additional equity would be funded or arranged by CD&R Fund XII Limited Partnership (~$20-25B pool of capital) Financing ◼ Investment thesis based on supporting the management team as they continue to pursue existing growth strategies and those facilitated by a new capital partner; management partners are significant owners in the business Management ◼ Completed substantial portion of diligence; remaining topics include: ─ Access to management of key partner firms for commercial and financial diligence ─ Demographic data for principals at key partner firms and review of succession planning ─ Review of latest 2023 forecasts, including anticipated Q4 cash and debt balances ─ Regulatory, compliance, and cybersecurity review ─ Customary legal, HR, benefits and tax diligence ─ Confirmation that the Company’s agreements do not require affirmative consents from clients in connection with the proposed transaction (i.e., they are structured as “negative consents”) Due Diligence Timing ◼ 4 weeks; executing definitive documents on January 6, 2023 Exclusivity ◼ Through January 6, 2023 with extension if parties are negotiating in good faith and additional time required Approvals ◼ Proposal is fully approved by CD&R investment committee and is not subject to any further approvals 6

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only Market CD&R Proposal A t A s Adjusted for Pro forma for Current Provided on Share Hypothetical TRA $ in millions, except per share values 12/30/22 12/10/22 Differential COC Transfter Per share price $37.27 $50.00 $49.33 $50.88 Implied premium to current 0.0% 34.2% 32.4% 36.5% Fully diluted common share equivalents 84.2 85.1 86.3 86.5 Equity value $3,138 $4,255 $4,255 $4,401 Plus: Estimated Debt at 12/31/22 2,594 2,594 2,594 2,594 Less: Estimated Cash at 12/31/22 (164) (164) (164) (164) Enterprise value $5,568 $6,685 $6,685 $6,832 Plus: Stone Point and Management Existing and Future TRA CoC payments - 146 146 - Plus: Other TRA Holders Existing and Future TRA CoC payments - 148 148 148 Adjusted Enterprise value $5,568 $6,979 $6,979 $6,979 Management Forecast Data 2022E $531 10.5x 13.1x 13.1x 13.1x 2022E As Reported + Credit Agmt M&A Adj 554 10.1 12.6 12.6 12.6 2023E 628 8.9 11.1 11.1 11.1 Wall Street Consensus 2022E $520 10.7x 13.4x 13.4x 13.4x 2023E 572 9.7 12.2 12.2 12.2 Management Forecast 2022E $531 10.5x 12.6x 12.6x 12.9x 2022E As Reported + Credit Agmt M&A Adj 554 10.1 12.1 12.1 12.3 2023E 628 8.9 10.6 10.6 10.9 Wall Street Consensus 2022E $520 10.7x 12.9x 12.9x 13.1x 2023E 572 9.7 11.7 11.7 12.0 Management Forecast 2023E $4.43 8.4x 11.3x 11.1x 11.5x 2024E 5.12 7.3 9.8 9.6 9.9 Wall Street Consensus 2023E $4.20 8.9x 11.9x 11.7x 12.1x 2024E 4.78 7.8 10.5 10.3 10.6 Adjusted Enterprise value / Adjusted EBITDA Enterprise value / Adjusted EBITDA P/E CD&R Proposal Source: CD&R proposal letter, management forecasts and Wall Street consensus estimates. Market data as of 12/30/22. (1) CD&R letter assumes 85.1M diluted shares outstanding and does not reference TRA CoC payments which would be a Company obligation at closing. (2) Adjusts for latest capitalization table provided by management dated 12/31/22; includes shares to be issued in Q1:23 associated with the Origin acquisition. (3) Adjusts for (2) above and the hypothetical transfer of TRA CoC payments to be made to Stone Point and management are instead value transferred for the benefit of all equity holders. (4) Represents change of control payments related to existing and future tax receivable agreements as provided by management assuming a $50.00 per share price at exchange. (1) (2) (3) (4) (4) 7

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only Review of Management Provided Financial Forecast 8

Management Forecast Assumptions

Revenue Assumptions	▪ Revenue growth is driven by several factors: – Correlation to equities and fixed income markets – Non-market correlated revenue growth for RIAs of 5% annually – Organic growth of 4% annually – Certain subset of affiliates also have business manager fees which grow 7% annually ▪ Acquisitions assume the same equities, fixed income and non-market correlated growth assumptions as existing affiliates – With the remaining growth coming from organic growth and business manager fees
Market Growth	▪ Market growth assumptions form the basis for revenue throughout the projected period ▪ Investment baskets assume 60% equities / 40% fixed income which form a weighted average market growth rate based on below performance of asset classes: – Equities basket comprised of MSCI ex. US and S&P indices grow 2.5% in 2023 and 7% thereafter – Fixed income comprised of the AGG index and grows 4% in 2023 and beyond
Expense Assumptions	▪ SG&A and compensation grow 3% annually throughout the forecast for existing affiliates and new acquisitions ▪ Management fees automatically adjust with profitability of respective partner firms via contractual base and target earnings
M&A Expenditures	▪ M&A is based on assumed EBITDA acquired each year which increases from ~$114 million in 2023 to ~$138 million in 2027 ▪ Capital deployed increases from ~$880 million in 2023 to ~$1.5B in 2027 ▪ Blended purchase multiples (New Partners, Mergers, Connectus) of 10x in 2023 through 2024, and 11x in 2025 through 2027 – 100% cash consideration for Mergers and Connectus, and 90% for New Partners – Purchase price is separated into upfront vs. deferred payments where a portion of the EBITDA multiple is paid at transaction close

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9

Preliminary draft for discussion purposes only Jefferies

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only Management Forecast Assumptions (Cont’d) ◼ Ferdinand went public via an “Up-C” structure in 2018 resulting in two common stock classes: Class A (vote and value) and Class B (vote only) ◼ Class B shares are exchangeable, one-for-one, into Class A shares ◼ On conversion of Class B shares into Class A shares, a tax benefit is created due to a step-up in basis ◼ Company is party to Tax Receivable Agreements (“TRAs”) that pass along 85% of this cash tax benefit to TRA holders (predominantly, pre-IPO owners, including Stone Point and certain members of management) ◼ On a change-in-control, the TRAs can be terminated early by lump-sum payments to TRA holders pursuant to a pre-defined formula (essentially, a present value estimate of future obligations) ─ Current TRA obligations on the balance sheet total ~$221M as of 09/30/22 on a gross, future value basis, based on previous Class B to Class A share exchanges ─ Future exchanges are dependent on several factors including share price at the time of exchange ─ Management estimates that future exchanges of Class B shares could result in additional gross TRA obligation ranging from ~$249M to $325M assuming Ferdinand price per share range of $50.00 to $60.00 ◼ Based on management estimates and an assumption that exchanges occur at a stock price of $50.00 per share, the CoC payments, combined, total ~$294M Up-C Structure and Tax Receivable Agreement Fixed Asset Purchases ◼ Assumes ~$15 million in 2023 to ~$30 million in 2027 ◼ M&A targets are typically a purchase of assets that generate a step-up in tax basis for the Company offering significant future tax shield as the underlying intangible asset is amortized ◼ Model assumes existing and to be created (through future M&A) intangible assets are amortized over a 15-year period creating a cash tax benefit based on an assumed tax rate of 27% Purchase Intangibles Tax Benefit 10

Management Forecast Summary

Revenue ($ in millions)



(Base) Revenue
(Acquired) Revenue
(Base) CAGR: 8.6%
Total CAGR: 21.0%
$2,450
$3,012
$3,661
$4,415
$5,251
38.8%
61.2%
% of $ Growth
67.6%
32.4%
2023E
2024E
2025E
2026E
2027E

	2023E	2024E	2025E	2026E	2027E
Total Growth:	*15.4%*	*23.0%*	*21.5%*	*20.6%*	*18.9%*
(Base) Growth:	*8.6%*	*7.7%*	*8.9%*	*8.9%*	*9.0%*

Adjusted EBITDA ($ in millions)



(Base) EBITDA
(Acquired) EBITDA
(Base) CAGR: 10.0%
Total CAGR: 26.0%
$628
$792
$1,018
$1,286
$1,586
46.5%
53.5%
% of $ Growth
71.9%
28.1%
2023E
2024E
2025E
2026E
2027E

	2023E	2024E	2025E	2026E	2027E
Total Growth:	*18.4%*	*26.0%*	*28.6%*	*26.3%*	*23.3%*
(Base) Growth:	*9.1%*	*5.3%*	*11.8%*	*11.5%*	*11.6%*
% Margin:	*25.7%*	*26.3%*	*27.8%*	*29.1%*	*30.2%*

Acquisition Spend ($ in millions)



Cash Outlay
Deferred Consideration
Equity Consideration
$881
$1,302
$1,574
$1,498
$1,525
2023E
2024E
2025E
2026E
2027E

	2023E	2024E	2025E	2026E	2027E
Multiple:	10.0x	10.0x	11.0x	11.0x	11.0x
Leverage:	4.0x	4.2x	4.2x	3.8x	3.4x

Adjusted EBITDA Contribution(1)(2)



2022 EBITDA
2027E EBITDA
Connectus Existing, 6%
Remaining RIA, 74%
Buckingham, 10%
Business Managers, 10%
Buckingham, 6%
Business Managers, 6%
Connectus Existing, 4%
Remaining RIA, 44%
Connectus Acquisitions, 10%
Remaining Acquisitions, 31%

Source: Ferdinand management projections.
Note: Financials forecast for Ferdinand as of 11/28.
(1) EBITDA splits calculated excluding Holdco and income from equity method investments.
(2) Business Manager Affiliates: Gelfand, NKSFB, AGS and Provident.

Jefferies LLC / January 2023
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Preliminary draft for discussion purposes only
Jefferies

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only $ in millions Source: Ferdinand management projections, Wall Street consensus estimates. Note: Financials forecast for Ferdinand as of 11/28. Note: Adj. EBITDA excludes stock-based compensation expense. Current Management Forecast vs. Prior Management Forecast and Wall Street Consensus $2,111 $2,332 $2,702 $4,000 $2,123 $2,450 $3,012 $3,661 $4,415 $5,251 $2,118 $2,250 $2,745 $3,547 $4,518 $5,700 2022 2023 2024 2025 2026 2027 Revenue Adjusted EBITDA $520 $572 $681 $1,100 $531 $628 $792 $1,018 $1,286 $1,586 $522 $569 $728 $1,004 $1,338 $1,738 2022 2023 2024 2025 2026 2027 Consensus Estimates 11/28 Mgmt. Forecast 9/27 Mgmt. Forecast 2025 Target from Dec. ’21 investor Day $9,164 $855 $2,548 $6,779 $632 $1,880 Cumulative ’23-27 Acquisition Capital Deployment Cumulative ’23-27 Acquired EBITDA Cumulative ’23-27 Acquired Revenue Acquisition Activity 4.2x 11.0x 3.9x 11.0x Average Net Leverage '23-'27 Blended Acquisition Capital Deployment Multiple CAGR '22-'24 '22-'27 Consensus 13.1% NA 11/28 19.1 19.9% 9/27 13.8 21.9 $ in millions $ in millions, except multiples CAGR '22-'24 '22-'27 Consensus 15.6% NA 11/28 22.1 24.5% 9/27 18.0 27.2 12

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only Preliminary Valuation Observations 13

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only Preliminary Summary Valuation Analysis Source: Company filings, press releases and presentations. Note: Based on capitalization table as of 12/31/22 and estimated net debt $2,430 as of 12/31/22. 52 Week Range Analyst Price Targets Price/ Adjusted EPS Enterprise Value/ Adjusted EBITDA as Reported Enterprise Value/ Adjusted EBITDA as Reported Enterprise Value/ Adjusted EBITDA as Reported + Credit Agreement M&A Adj Discounted Cash Flow Analysis $62.24 $57.00 $48.73 $45.05 $73.68 $44.58 $58.38 $30.27 $35.00 $37.66 $31.29 $40.47 $59.09 Implied Equity Value per Share Market Observations Public Trading Multiples Analysis Precedent Transaction Multiples Analysis DCF Analysis 8.5x-11.0x 2023E Management Forecast of $4.43/share 8.0x-10.0x 2023E Management Forecast of $628M 11.0x-17.0x 2022E Management Forecast of $531M 13.7x 2022E Management Forecast of $554M 8.5x-9.5x Terminal EBITDA Multiple and 11.0%-12.0% Discount Rate For reference only For reference only For reference only CD&R Proposal: $50.00 Current: $37.27 For reference only 14

Analyst Price Targets and Methodologies

Analyst	Price Targets	% Upside/ (Downside)	DCF	EV/ EBITDA	P/E	Valuation Methodology
Analyst 1 (11/3/2022)	$57	53%	---	✓	---	• ***10.6x rolling EV / EBITDA multiple*** predicated on the linear relationship between EBITDA growth and EV/EBITDA among 15 comparable stocks
Analyst 2 (11/3/2022)	$54	45%	---	---	✓	• ***10x 2024 EPS***; no true public comps are RIA consolidators; closest wealth manager comps currently trade at 8-14x consensus EPS
Analyst 3 (12/6/2022)	$48	28%	---	---	✓	• **9.0x forward Q5-Q8 P / E multiple;** management highlighted that deal multiples have improved as rates have increased
Analyst 4 (12/4/2022)	$48	28%	---	---	✓	• **10.5X 2024 cash EPS estimate;** meaningful multiple expansion of the market and peers
Analyst 5 (11/3/2022)	$46	23%	---	---	✓	• ***10x CY23 EPS estimate;*** no single good public peer; target multiple in line with a broad peer group's simple average as well as ***indicative of the company's sustained high leverage***
Analyst 6 (11/3/2022)	$46	23%	---	---	✓	• ***10-14x multiple on 2023 EPS estimate;*** risks include lower equity markets, access to debt markets, and increased regulatory scrutiny
Analyst 7 (11/3/2022)	$45	20%	---	---	✓	• ***9.0x forward earnings multiple*** to $4.99 adjusted 2024 EPS estimate
Analyst 8 (12/20/2022)	$45	20%	---	✓	---	• ***9.0x our 2024E EBITDA*** • Would represent ***premium to Financial Advisor peers***, currently trading…5x to 9x 2024E EBITDA
Analyst 9 (11/29/2022)	$41	10%	✓	---	✓	• ***Target P/E of 10.5x;*** *based on a P/E-derived fair value estimate supplemented by a DCF analysis*
Analyst 10 (11/29/2022)	$35	(6%)	---	✓	✓	• Triangulating P/E and EV/EBITDA • Multiple ***haircut vs comps***, reflecting ***limited disclosure on net new money flows & quarterly client asset trends***
		Median: **23%**	Total: **1**	**3**	**7**	

Current Price: $37.27

Median: $46.00

Buy Rating　Sell Rating

Source: Wall Street analyst research reports, Capital IQ. Market data as of 12/30/2022.

Jefferies LLC / January 2023

15

Preliminary draft for discussion purposes only Jefferies

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only No Perfect Peer Set Exists for Ferdinand in the Public Markets Independent Broker Dealers (“IBDs”) Turnkey Asset Management Programs (“TAMPs”) Multi-Affiliate Asset Managers (“MAAMs”) Overview ▪ Independent broker-dealers that serve licensed, independent financial advisors that conduct brokerage and fee-based services to clients ▪ Offers compliance, technology and cash management solutions to advisors ▪ TAMPs provide technology and investment solutions to wealth management community ▪ Traditional investment managers that manage mutual funds and institutional funds for individual and institutional clients ▪ Operate through separately branded investment affiliates (with investment autonomy) with varying levels of back-office and support services integration ▪ Trade at meaningful discount to more integrated peers Revenue Sources ▪ Advisor fees and commissions (paid by clients) ▪ Platform fees (paid by advisors) ▪ Spread income from insured bank sweep vehicles ▪ Asset-based and subscription-based revenues for access to technology platform ▪ Fund management fees Similarities ▪ Majority of gross revenue is derived from financial advisor services and is AUM-based and correlated to public markets ▪ Serves independent financial advisors ▪ Vital component of the wealth management ecosystem (benefit from same industry trends) ▪ Charge asset-based fees (in which assets are highly correlated to public markets) ▪ M&A driven/roll-up business model ▪ Revenue is AUM-based and highly correlated to public markets ▪ Use leverage capacity for new acquisitions Key Differences ▪ Interest rate sensitive; earn spread income on cash held in client brokerage accounts ▪ Financial advisors keep up to 90% of their fee and commission revenue ▪ Collect significant platform fees from advisors ▪ Technology companies that (for the most part) do not provide financial advice directly to individuals ▪ Financial advisors are the client ▪ Some SaaS like revenue streams ▪ Significantly higher client redemption rates and lower net flows ▪ Asset management sector generally lower organic growth compared to wealth management sector ▪ Higher scale threshold for affiliate acquisitions (overall less industry M&A) Representative Companies 16

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only Historical Trading Observations 0x 5x 10x 15x 20x 25x Jul-18 Jul-19 Jul-20 Jul-21 Jul-22 Ferdinand IBDs TAMPs Multi-affiliate Asset Managers TAMPS: 13.1x Ferdinand: 9.6x MAAMs: 7.0x IBDs: 8.2x 0x 5x 10x 15x 20x 25x 30x 35x Jul-18 Jul-19 Jul-20 Jul-21 Jul-22 Ferdinand IBDs TAMPs Multi-affiliate Asset Managers TAMPS: 17.5x Ferdinand: 9.3x MAAMs: 8.0x IBDs: 11.1x EV / NTM EBITDA P / NTM EPS Since Ferdinand IPO Last 1 Year @ Ferdinand IPO Current Low High Average Low High Average Ferdinand 17.6x 9.6x 7.1x 20.1x 12.0x 8.0x 14.2x 9.8x IBDs 13.2 8.2 5.2 13.2 9.7 7.6x 11.6x 9.6x TAMPs 18.4 13.1 8.9 19.7 14.0 9.7x 14.5x 11.8x MAAMs 6.1 7.0 4.1 8.0 6.0 5.4x 8.0x 6.4x Since Ferdinand IPO Last 1 Year @ Ferdinand IPO Current Low High Average Low High Average Ferdinand 19.3x 9.3x 4.8x 23.1x 12.1x 6.8x 14.0x 9.2x IBDs 16.8 11.1 5.1 18.3x 13.4 10.3 17.7 13.5x TAMPs 19.2 17.5 13.4 30.7x 19.3 13.6 18.9 16.2x MAAMs 9.4 8.0 3.7 10.0x 7.5 5.1 8.3 6.6x Source: Capital IQ, Public filings. Market data as of 12/30/22. 17

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only Operational Benchmarking Revenue Mix Total Revenue Q3 2022 LTM 25.0% 15.1% 9.0% 42.5% 32.4% 18.3% 49.8% 44.5% 42.1% 42.1% 38.8% Median: 42.1% Ferdinand Ferdinand EBITDA Margin EBITDA / Revenue Q3 2022 LTM ($Millions) $2,120 $8,457 $914 $598 $2,036 $1,267 $2,482 $1,082 $954 $882 Advisory Commission Cash Spread Service/Transaction/Subscription Fee Other IBDs (1) Median: 12.1% Median: 32.4% Source: Capital IQ, Public filings. Market data as of 12/30/22. Note: EBITDA figures have been normalized across the comp set to exclude stock-based compensation expense. (1) Blucora metrics represent Wealth Management segment only. $2,333 TAMPs Multi-Affiliate Asset Managers 18

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only 27.8% 7.9% 6.4% 20.9% 6.9% 5.7% 27.8% 19.5% 14.1% 8.2% 7.5% 14.4% 33.1% 30.3% 21.2% 11.9% (0.5%) 5.1% 1.7% 0.5% (1.6%) (3.1%) 13.1% 11.0% 9.5% 10.6% 9.1% (0.1%) 7.6% 7.2% 1.2% (0.1%) (0.4%) 22.3% 15.5% 10.4% 16.5% 13.2% 7.9% 21.7% 14.2% 11.7% 3.8% 3.6% Operational Benchmarking (Cont’d) Revenue Growth 2019A – 2022 Q3 LTM CAGR Median: 13.0% Source: Capital IQ, Public filings. Market data as of 12/30/22. Note: EBITDA figures have been normalized across the comp set to exclude stock-based compensation expense. (1) Blucora metrics represent Wealth Management segment only. 2022E – 2024E CAGR EBITDA Growth Median: 0.5% Median: 1.2% Median: 14.1% 2019A – 2022 Q3 LTM CAGR 2022E – 2024E CAGR Ferdinand Ferdinand Ferdinand IBDs TAMPs Multi-Affiliate Asset Managers Ferdinand (1) (1) (1) (1) Median: 13.2% Median: 11.7% Median: 10.3% Median: 9.1% Median: 7.2% Median: 6.9% Median: 11.9% Median: 31.7% Mgmt. Forecast: 22.1% Mgmt. Forecast: 19.1% 19

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only Company & Market Data Valuation Operational Metrics Share Price Equity Enterprise 52-Wk High Enterprise Value / EBITDA Price / EPS Revenue Growth EBITDA Growth EBITDA Margin Net Leverage Aggregate M&A Spend 12/30/2022 Market Cap Value % of CY22 CY23 CY23 CY24 22-'24 CAGR 22-'24 CAGR Q3 '22 LTM Q3 '22 LTM Since Ferdinand IPO Ferdinand @ Current Wall Street Consensus $37.27 $3,138 $5,568 59.9% 10.7x 9.7x 8.9x 7.8x 13.1% 14.4% 25.0% 4.6x $3,112 Mgmt. Forecast 37.27 3,138 5,568 59.9% 10.5 8.9 8.4 7.3 19.1% 22.1% 25.0% 4.6 3,112 37.27 3,138 5,568 59.9% 10.1 8.0 8.4 7.3 19.1% 24.1% 26.5% 4.3 3,112 Ferdinand @ CD&R 12/10/22 Proposal Wall Street Consensus $50.00 $4,318 $6,749 80.3% 13.0 11.8 11.9 10.5 13.1% 14.4% 25.0% 4.6x 3,112 Mgmt. Forecast 50.00 4,318 6,749 80.3% 12.7 10.7 11.3 9.8 19.1% 22.1% 25.0% 4.6 3,112 50.00 4,318 6,749 80.3% 12.2 9.7 11.3 9.8 19.1% 24.1% 26.5% 4.3 3,112 Independent Broker Dealers LPL Financial $216.17 $17,525 $19,024 79.6% 12.2x 7.6x 11.1x 10.0x 11.0% 30.3% 15.1% 1.2x $370 Blucora 25.53 1,222 966 92.8% NM 8.5 NM NM 9.5% 33.1% 9.0% NM 268 Mean 12.2x 8.1x 11.1x 10.0x 10.3% 31.7% 12.1% 1.2x $319 Median 12.2x 8.1x 11.1x 10.0x 10.3% 31.7% 12.1% 1.2x $319 TAMPs AssetMark $23.00 $1,723 $1,700 84.3% 8.7x 7.6x 11.6x 10.5x 10.6% 11.9% 42.5% NM $179 SEI 58.30 8,009 7,217 90.7% 11.3 12.5 16.5 14.6 (0.1%) (0.5%) 32.4% NM 160 Envestnet 61.70 3,552 4,162 72.9% 18.9 16.4 28.7 21.6 9.1% 21.2% 18.3% 2.6 490 Mean 13.0x 12.1x 18.9x 15.6x 6.5% 10.9% 31.1% 2.6x $276 Median 11.3x 12.5x 16.5x 14.6x 9.1% 11.9% 32.4% 2.6x $179 Multi-Affiliate Asset Managers AMG $158.43 $6,403 $8,315 92.4% 7.9x 8.7x 8.2x 7.2x (0.1%) (1.6%) 42.1% 1.8x $0 Virtus 191.44 1,457 1,331 63.2% 4.6 5.0 8.0 6.4 7.2% 5.1% 42.1% NM 427 Artisan Partners 29.70 2,382 2,410 61.2% 7.0 8.1 11.5 10.6 (0.4%) (3.1%) 38.8% 0.0 0 CI Financial 13.51 2,553 6,313 48.8% 6.6 6.7 4.2 3.8 7.6% 0.5% 44.5% 3.6 1,525 Victory 26.83 1,929 2,862 71.8% 6.8 7.1 6.2 5.7 1.2% 1.7% 49.8% 2.1 1,930 Mean 6.6x 7.1x 7.6x 6.7x 3.1% 0.5% 43.5% 1.9x $776 Median 6.8x 7.1x 8.0x 6.4x 1.2% 0.5% 42.1% 2.0x $427 Bank-Regulated Wealth Firms (For Reference Only) Raymond James $106.85 $23,941 $20,141 84.8% 10.7x 9.6x 11.7% Stifel 58.37 7,266 7,026 70.1% 8.3 7.3 6.9% Charles Schwab 83.26 157,778 157,752 86.5% 17.2 14.8 10.6% Mean 12.1x 10.6x 9.7% Median 10.7x 9.6x 10.6% Mgmt. Forecast + Credit Agmt M&A Adj Mgmt. Forecast + Credit Agmt M&A Adj Public Trading Analysis Source: Management forecasts, public filings, Capital IQ, Visible Alpha broker research. Market data as of 12/30/2022. (1) Equity market capitalization shown on an as converted basis. (2) Enterprise value equals fully diluted market capitalization plus debt (net of cash on balance sheet), preferred stock, and minority interest. (3) Forward valuation multiples calculated using consensus estimates from Visible Alpha. (4) EBITDA has been normalized across the comp set to exclude stock-based compensation expense. (5) Blucora metrics represent Wealth Management segment only. (1) (2) (3) (4) (5) ($Millions, except per share amounts) 20

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only Precedent Transactions Analysis 6.6x 8.4x 9.9x 11.1x 19.5x 7.9x 11.2x 12.0x 13.5x 16.8x 17.3x 18.0x Source: Company filings, press releases and presentations. (1) Represents premium to unaffected stock price prior to announcement; “--- “represents that data point is not available since the target was privately held. Enterprise Value / LTM EBITDA Announced Target Acquiror Enterprise Value ($ in millions) Premium Dec-20 $1,621 48% Nov-19 $1,198 25% Apr-18 $2,779 32% Oct 20 $6,725 49% Feb-20 $5,498 23% Mar-19 $180 --- Apr-17 $1,731 --- Oct-15 $580 --- Nov-15 $560 --- Apr-17 $777 --- For reference only; inclusive of full year impact of 2016 acquisitions and 2017 acquisitions through April 30, 2017 (13.7x) Median 13.5x Median 9.2x Wealth Management TAMPS Multi-Affiliate M&A Feb-20 $472 --- (1) Nov-18 AMCO $1,000 --- Average: 35% 21

Management Forecast of Unlevered Free Cash Flow

$ in millions, except per share data	Management Forecast FYE December, 31					Terminal Year
	2023E	2024E	2025E	2026E	2027E	
Revenue	$2,450	$3,012	$3,661	$4,415	$5,251	$5,251
% YoY Growth	*15.4%*	*23.0%*	*21.5%*	*20.6%*	*18.9%*	*18.9%*
Adjusted EBITDA	**$628**	**$792**	**$1,018**	**$1,286**	**$1,586**	**$1,586**
% Adjusted EBITDA Margin	***25.7%***	***26.3%***	***27.8%***	***29.1%***	***30.2%***	***30.2%***
Less: non-cash equity compensation expense	(33)	(31)	(40)	(52)	(60)	(60)
Adjusted EBITDA after non-cash equity compensation expense	$596	$761	$978	$1,234	$1,526	$1,526
Less: Depreciation and other amortization	(19)	(21)	(21)	(23)	(26)	(30)
Adjusted EBITA after non-cash equity compensation expense	$576	$740	$957	$1,212	$1,500	$1,497
Less: Taxes (27%)	(156)	(200)	(258)	(327)	(405)	(404)
Less: Amortization of intangibles	(287)	(332)	(381)	(429)	(469)	(469)
NOPAT	$134	$208	$317	$455	$626	$624
Plus: Amortization of intangibles	287	332	381	429	469	469
Plus: Depreciation and other amortization	19	21	21	23	26	30
Less: Increase in NWC (excluding deferred compensation paid)	19	4	5	8	8	0
Less: Capital expenditures	(16)	(17)	(21)	(25)	(30)	(30)
Unlevered Free Cash Flow (before Acquisition-related capital deployment)	**$443**	**$549**	**$705**	**$891**	**$1,100**	**$1,093**
Less: Acquisition-related capital deployment, of which is:	($881)	($1,302)	($1,574)	($1,498)	($1,525)	
Deferred compensation	(111)	(267)	(274)	(148)	(150)	
Upfront cash consideration	(686)	(972)	(1,222)	(1,269)	(1,293)	
Equity consideration	(84)	(63)	(78)	(81)	(83)	
Unlevered Free Cash Flow (after Acquisition-related capital deployment)	**($438)**	**($753)**	**($869)**	**($607)**	**($424)**	

- For purposes of the preliminary discounted cash flow analysis:
  - Non-cash equity compensation expense is treated as a cash expense
  - Portions of M&A capital deployment through deferred compensation and equity consideration are treated as cash outflows in the year of acquisition
  - Cash tax benefits associated with the amortization of purchased intangibles and the net benefit of the Tax Receivable Agreements are evaluated separately from the core business cash flows above

Note: Based on management forecast dated 11/28/22.

Jefferies LLC / January 2023

22

Preliminary draft for discussion purposes only Jefferies

Preliminary Discounted Cash Flow Analysis

For Reference Only: Components of Discounted Cash Flow Value ($in millions, except per share data)


Per share
$31.25
$95.68
($58.87)
$68.06
$11.19
$0.21
($28.07)
$51.38
$8,283
Shown illustratively at midpoint discount rate and terminal EBITDA multiple assuming:
27% cash tax rate
9.0x terminal EBITDA multiple
11.5% discount rate
$968
$18
$5,892
($5,096)
$4,448
($2,430)
$2,705
PV of '23-'27 Unlevered FCF
PV of Terminal Value
PV of '23-'27 M&A Capital Deployment
Enterprise Value
PV of Purchase Intangibles Tax Benefit
PV of Existing TRAs (1) Cash Tax Benefit
Net Debt (2)
Equity Value

Equity Value ($ in millions)

Discount Rate	Terminal EBITDA Multiple 8.5x	9.0x	9.5x
11.0%	$4,171	$4,641	$5,112
11.5%	$3,988	$4,448	$4,908
12.0%	$3,810	$4,260	$4,710

Equity Value per Share

Discount Rate	Terminal EBITDA Multiple 8.5x	9.0x	9.5x
11.0%	$48.43	$53.42	$58.38
11.5%	$46.48	$51.38	$56.24
12.0%	$44.58	$49.38	$54.15

Implied Perpetual Growth Rate in UFCF

(before M&A capital deployment)

Discount Rate	Terminal EBITDA Multiple 8.5x	9.0x	9.5x
11.0%	2.3%	2.7%	3.1%
11.5%	2.7%	3.2%	3.6%
12.0%	3.2%	3.6%	4.0%

Note: Represents present value as of 12/31/22 based on management forecast dated 11/28/22. Analysis utilizes mid-year convention to discount cash flows to present (except for the present value of TRA payments which are based on specific annual payment dates).

(1) Analysis does not yet consider the PV of newly created TRAs resulting form further exchanges of Class B shares into Class A shares as management is in the process of providing a roll-out of those cash flows. Expect marginal net positive value impact of less than $0.50 per share.

(2) Based on estimated cash and debt outstanding as of 12/31/22 per management forecast which is pro forma for the November 2022 re-financing.

Jefferies LLC / January 2023

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Preliminary draft for discussion purposes only

Jefferies

Preliminary Discounted Cash Flow Analysis: Tax Attributes

Intangible Asset Tax Benefit

($ in millions)

Year	Intangible Amort for Tax	Tax Rate	Cash Tax Benefit	Discount Period	PV of Cash Tax Benefit At Discount Rate of 11.0%	11.5%	12.0%
2023E	$264	27%	$71	0.5	$68	$67	$67
2024E	323	27%	87	1.5	75	74	74
2025E	397	27%	107	2.5	82	82	81
2026E	480	27%	129	3.5	90	88	87
2027E	561	27%	152	4.5	95	93	91
2028E	598	27%	161	5.5	91	89	87
2029E	595	27%	161	6.5	81	79	77
2030E	589	27%	159	7.5	73	70	68
2031E	575	27%	155	8.5	64	62	59
2032E	560	27%	151	9.5	56	54	52
2033E	537	27%	145	10.5	48	46	44
2034E	503	27%	136	11.5	41	39	37
2035E	483	27%	130	12.5	35	33	32
2036E	445	27%	120	13.5	29	28	26
2037E	377	27%	102	14.5	22	21	20
2038E	342	27%	92	15.5	18	17	16
2039E	279	27%	75	16.5	13	13	12
2040E	203	27%	55	17.5	9	8	8
2041E	119	27%	32	18.5	5	4	4
2042E	34	27%	9	19.5	1	1	1
Total	**$8,265**		**$2,232**		**$998**	**$968**	**$940**

Tax Receivable Agreement Flows

($ in millions)

Payment Date	TRA Pmt	TRA Pmt as % of Tax Benefit	Implied Company Gross Benefit	Less TRA Pmt	Implied Company Net Benefit	Discount Period as of 12/31/22	PV of Existing TRA Flows At Discount Rate of 11.0%	11.5%	12.0%
02/17/23	$9	85%	$11	($9)	$2	0.13	$2	$2	$2
02/17/24	12	85%	15	(12)	2	1.13	2	2	2
02/16/25	13	85%	15	(13)	2	2.13	2	2	2
02/16/26	13	85%	15	(13)	2	3.13	2	2	2
02/17/27	13	85%	15	(13)	2	4.13	1	1	1
02/17/28	13	85%	16	(13)	2	5.13	1	1	1
02/16/29	14	85%	16	(14)	2	6.13	1	1	1
02/16/30	14	85%	16	(14)	2	7.13	1	1	1
02/17/31	14	85%	17	(14)	3	8.14	1	1	1
02/17/32	15	85%	17	(15)	3	9.14	1	1	1
02/16/33	16	85%	18	(16)	3	10.14	1	1	1
02/16/34	16	85%	18	(16)	3	11.14	1	1	1
02/17/35	21	85%	25	(21)	4	12.14	1	1	1
02/17/36	13	85%	15	(13)	2	13.14	1	1	1
02/16/37	14	85%	16	(14)	2	14.14	1	1	0
02/16/38	7	85%	8	(7)	1	15.14	0	0	0
02/17/39	3	85%	4	(3)	1	16.14	0	0	0
02/17/40	2	85%	2	(2)	0	17.14	0	0	0
02/16/41	1	85%	1	(1)	0	18.14	0	0	0
Total	**$221**		**$260**	**($221)**	**$39**		**$19**	**$18**	**$18**

Jefferies LLC / January 2023

24

Preliminary draft for discussion purposes only Jefferies

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only $2.05 $4.86 $4.29 $2.46 $4.36 ($1.99) ($4.90) ($4.33) ($4.31) Preliminary Discounted Cash Flow Sensitivity Analysis Source: Company filings, press releases and presentations. Note: As the TRA flows are not dynamic, changes in share value do no reflect minor impacts to value that may be created by flexing assumptions that impact the timing of TRA payments. Discounted Cash Flow Sensitivity Analysis Base Assumption Sensitivity Assumption 5.8% Blended +/- 100 bps 3% Annual Growth +/- 100 bps 11.0x Blended +/- 1.0x 9.0x +/- 0.5x Midpoint DCF Value of $51.38/share Market Growth Cost Base Acquisitions Multiple Terminal EBITDA Multiple Discount Rate 11.5% +/- 50 bps ($11.01) $(2.60) Management forecast assumes Adjusted EBITDA margin expands 455 bps between 2023E and 2027E. The red box sensitivity illustrates the Company only achieving ~half of this margin expansion (213bps). Compares to 2017A-LTMQ3:22A margin expansion of 309 bps. +300bps For Reference Only 25 +100bps $(8.41)

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only Tactical Considerations 26

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only Tactical Considerations Background ◼ CD&R Proposal History ─ Currently at $50.00 per share (based on 85.1M shares outstanding) ─ Initially proposed $50.00 per share, performed a level of diligence, and then dropped to $45.00 per share (▼10%) ─ After being told not sufficient, raised to $47.50 per share (▲ 5.6%) and re-buffed again before moving to current of $50.00 per share (▲ 5.2% vs. $47.50 and ▲ 11.1% vs. post diligence view of $45.00 per share) ─ Indicated, effectively, “not much gas left in the tank” in conversations with Goldman Sachs ─ Proposal contingent on porting debt financing which requires Stone Point’s support and requested 4 weeks of exclusivity to finalize diligence and negotiate contract in parallel ◼ CD&R Diligence ─ Complete on business and financial diligence ─ Key remaining items include third-party compliance review and site visits/discussions with select large RIAs ◼ Other Parties ─ At Special Committee’s request, bankers contacted 8 parties during the week beginning December 26th; several are negotiating NDAs and are scheduling update calls with management team ─ Includes 7 sponsors and the remaining is a sponsor-owned strategic CD&R Response Alternatives ◼ Reject outright: Read: “The business is not for sale at any price” ─ Consideration: Consistency with decision to call other parties and effort undertaken to review proposal? ◼ Reject with no guidance and no further access: Read: “We are not sellers at your price” ─ Consideration: Likelihood of counterparty bidding another time against themselves with no feedback ◼ Reject with general guidance and offer further access: “We will not sell the business at your price, but we would be willing to engage further to help you see more value in diligence” ─ Consideration: Limited (if any) value related diligence remains for CD&R ◼ Reject with specific guidance: “We are not sellers at your price and you would need to be at $X.XX per share to continue discussions. On that basis, we would be willing to provide final diligence and negotiate a contract with you” ─ Consideration: Pricing the business ◼ Accept and proceed with final diligence and contract negotiations: “We are willing to proceed on the basis of your last proposal” ─ Consideration: Does not ascertain whether last proposal is best and final Stronger Messaging 27

Tactical Considerations (Cont'd)

Other Considerations	
	▪ To get to actionable bids, other parties will need to undertake diligence and potentially secure committed financing depending on Stone Point's willingness to partner with other sponsors (e.g., debt portability) which may take some time – For example, most – if not all - parties contacted have highlighted the need to better understand organic growth as a priority diligence matter – CD&R has spent considerable time, money and energy studying organic growth in recent months and re-producing CD&R's comfort-level with other parties is not trivial – Albeit at a higher cost due to break-fees, other bidders will have the opportunity to pursue a transaction with Ferdinand if CD&R and Ferdinand agree and announce a deal ▪ As CD&R asked for exclusivity in latest letter, we should expect any counter from CD&R to our response to demand exclusivity ▪ May consider whether, if pushed, CD&R will finalize diligence and negotiate a contract without exclusivity

Precedent Exclusivity Grants[1]

In 12 of the 14 transactions with exclusivity granted, seller utilized either or both a market check and go-shop mechanism



Yes
36%
No
64%

Precedent Go-Shop Prevalence[1]



No Go-Shop
26%
Go-Shop
74%

CD&R Precedent Take Privates

Target / Deal Value / Year	Deal Price per share / Premium	% Change from Initial Offer	Exclusivity Granted?	Pre-Sign Mkt Check?	Go-Shop?
covetrus *$3.9B* *2022*	$21.00/ 39%[2]	▼ 13%	---	✓	---
CORNERSTONE BUILDING BRANDS *$5.8B* *2022*	$24.65/ 75%[3]	▲ 12%	---	---	---
CLOUDERA *$4.6B* *2022*	$16.00/ 30%[4]	▲ 10%	---	✓	✓
PlyGem *$2.2B* *2018*	$21.64/ 20%[5]	▲ 8%	---	✓	---

Source: Company press releases, news reports and public filings.
(1) Based on 39 take-privates in the US greater than $1bn in transaction size since January 1, 2019 (2) To 30-day VWAP as of unaffected share price date 5/13/22 (3) To unaffected share price date 2/4/22 (4) To 30-day VWAP as of 5/28/21 (5) To signing date market close 1/30/18.

Jefferies LLC / January 2023
28
Preliminary draft for discussion purposes only
Jefferies

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only $ in millions, except per share data Data Current Illustrative Share Price Premium/(Discount) to $37.27 $45.00 $46.00 $47.00 $48.00 $49.00 $50.00 $51.00 $52.00 $53.00 $54.00 $55.00 30-Day VWAP $37.19 0% 21% 24% 26% 29% 32% 34% 37% 40% 43% 45% 48% 60-Day VWAP 36.92 1% 22% 25% 27% 30% 33% 35% 38% 41% 44% 46% 49% 52-week Low 30.27 23% 49% 52% 55% 59% 62% 65% 68% 72% 75% 78% 82% 52-week High 62.24 (40%) (28%) (26%) (24%) (23%) (21%) (20%) (18%) (16%) (15%) (13%) (12%) All time High 68.21 (45%) (34%) (33%) (31%) (30%) (28%) (27%) (25%) (24%) (22%) (21%) (19%) Average since IPO 38.33 (3%) 17% 20% 23% 25% 28% 30% 33% 36% 38% 41% 43% Median Price Target 46.00 (19%) (2%) 0% 2% 4% 7% 9% 11% 13% 15% 17% 20% Fully Diluted Common Share Equivalents 84.2 85.5 85.7 85.9 86.1 86.2 86.4 86.5 86.7 86.8 87.0 87.1 Equity value $3,138 $3,849 $3,943 $4,037 $4,130 $4,224 $4,318 $4,412 $4,507 $4,601 $4,696 $4,791 Plus: Estimated Debt at 12/31/22 2,594 2,594 2,594 2,594 2,594 2,594 2,594 2,594 2,594 2,594 2,594 2,594 Less: Estimated Cash at 12/31/22 (164) (164) (164) (164) (164) (164) (164) (164) (164) (164) (164) (164) Enterprise value $5,568 $6,280 $6,373 $6,467 $6,561 $6,655 $6,749 $6,843 $6,937 $7,032 $7,126 $7,221 Management Forecast 2022E $531 10.5x 11.8x 12.0x 12.2x 12.4x 12.5x 12.7x 12.9x 13.1x 13.2x 13.4x 13.6x 2022E As Reported + Credit Agmt M&A Adj 554 10.1x 11.3x 11.5x 11.7x 11.8x 12.0x 12.2x 12.4x 12.5x 12.7x 12.9x 13.0x 2023E 628 8.9x 10.0x 10.1x 10.3x 10.4x 10.6x 10.7x 10.9x 11.0x 11.2x 11.3x 11.5x Wall Street Consensus 2022E $520 10.7x 12.1x 12.3x 12.4x 12.6x 12.8x 13.0x 13.2x 13.3x 13.5x 13.7x 13.9x 2023E 572 9.7x 11.0x 11.1x 11.3x 11.5x 11.6x 11.8x 12.0x 12.1x 12.3x 12.5x 12.6x Management Forecast 2023E $4.43 8.4x 10.2x 10.4x 10.6x 10.8x 11.1x 11.3x 11.5x 11.7x 12.0x 12.2x 12.4x 2024E 5.12 7.3x 8.8x 9.0x 9.2x 9.4x 9.6x 9.8x 10.0x 10.2x 10.4x 10.5x 10.7x Wall Street Consensus 2023E $4.20 8.9x 10.7x 11.0x 11.2x 11.4x 11.7x 11.9x 12.1x 12.4x 12.6x 12.9x 13.1x 2024E 4.78 7.8x 9.4x 9.6x 9.8x 10.0x 10.3x 10.5x 10.7x 10.9x 11.1x 11.3x 11.5x Illustrative Returns and Implied Multiples EBITDA IRR 17.5% 10.1x 10.3x 10.4x 10.5x 10.7x 10.8x $1,586 20.0% 10.8x 11.0x 11.2x 11.3x 11.5x 11.6x 22.5% 11.6x 11.8x 12.0x 12.1x 12.3x 12.5x MEMO: IRR if Exit = Entry Multiple 25.7% 25.6% 25.6% 25.5% 25.5% 25.4% 17.5% 9.7x 9.8x 9.9x 10.1x 10.2x 10.4x $1,658 20.0% 10.4x 10.5x 10.7x 10.8x 11.0x 11.1x 22.5% 11.1x 11.3x 11.5x 11.6x 11.8x 11.9x MEMO: IRR if Exit = Entry Multiple 25.7% 25.7% 25.6% 25.6% 25.5% 25.5% EV/Adjusted EBITDA P/E Implied Exit Multiple of 2027E Management Forecast Adjusted EBITDA Implied Exit Multiple of 2027E Management Forecast Adjusted EBITDA + Credit Agmt M&A Adj Analysis at Various Prices Sources: Ferdinand management projections, public filings, Capital IQ, and Wall Street research. Market data as of 12/30/22. Illustrative returns and implied multiples at bottom shown only at range of $50-$55/share as management provided estimates for the TRA CoC payments is not presently available below $50/share. Note: Earnings underlying P/E multiple represent Adjusted Net Income Including Tax Adjustments per Share pursuant to the Company’s non-GAAP reporting definitions. (1) Includes shares to be issued at the closing of the Origin acquisition anticipated in Q1:23. Treats incentive units and options issued at IPO where vesting is according to price as if a CoC occurs. (2) Based on estimated cash and debt outstanding as of 12/31/22 per management forecast. CD&R’s December 10, 2022 proposal (1) (2) (2) For Reference Only A B A B 29

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only Appendix 30

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only Potential Early Termination Tax Receivable Agreement Change-in-Control Payments Source: Company estimates $ in millions @$50/share price @$55/share price @$60/share price TRA Change-of-Control Payments TRA Change-of-Control Payments TRA Change-of-Control Payments Existing Future Total Existing Future Total Existing Future Total Stone Point $12 $65 $77 $12 $72 $85 $12 $80 $92 Management 14 55 69 14 65 79 14 76 90 Subtotal $26 $120 $146 $26 $138 $164 $26 $156 $182 Others 112 36 148 112 41 153 112 48 160 Total $138 $156 $294 $138 $179 $318 $138 $203 $342 31

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only Ferdinand Weighted Average Cost of Capital ($Millions) Source: Capital IQ, Bloomberg, Duff & Phelps and Company filings. Note: Data as of December 30, 2022. Note: Go-forward tax rate of 27.0% based on Mgmt. assumption. (1) Represents the 20-year US Treasury yield as of December 30, 2022. (2) Duff & Phelps long-horizon expected risk premium (historical) as of December 30, 2022. (3) Based on Bloomberg adjusted beta for the past two years on a weekly basis as of December 30, 2022. (4) Weighted average cost of debt based on current market estimate. (5) Debt to Total Capitalization based on target capital structure. (6) Market value of equity based as of December 30, 2022. (7) Total Debt based on latest Q3’22A company filings. (8) Re-levered at Debt/Total Cap Target. Implied Cost of Capital Debt/Capital Cost of equity Ratio 10.7% 11.7% 12.7% 13.7% 14.8% 10.0% 10.2% 11.1% 12.0% 12.9% 13.9% 12.5% 10.1% 10.9% 11.8% 12.7% 13.6% 15.0% 9.9% 10.8% 11.6% 12.5% 13.4% 17.5% 9.8% 10.6% 11.5% 12.3% 13.2% 20.0% 9.7% 10.5% 11.3% 12.1% 13.0% Implied Cost of Capital Pre-Tax Cost of Debt Cost of equity Rate 10.7% 11.7% 12.7% 13.7% 14.8% 7.0% 9.9% 10.7% 11.6% 12.4% 13.4% 7.3% 9.9% 10.7% 11.6% 12.4% 13.4% 7.5% 9.9% 10.8% 11.6% 12.5% 13.4% 7.8% 9.9% 10.8% 11.6% 12.5% 13.4% 8.0% 10.0% 10.8% 11.7% 12.5% 13.5% Illustrative WACC Calculation Beta Determination Discount Rate Summary Adjusted 2-Yr Market Value Unlevered Re-Levered Company Beta(3) of Equity(6) Total Debt(7) D/E D/(D+E) 2-Yr Beta 2-Yr Beta(8) Risk-free Rate of Return (Rf)(1) 4.0% LPL Financial 0.971 $17,524.8 $2,719.1 15.5% 13.4% 0.872 0.985 Equity Risk Premium (Rm-Rf)(2) 7.46% SEI 1.047 8,008.7 - - - 1.047 1.182 Levered Beta(3) 0.9 - 1.45 AMG 1.329 6,403.0 2,534.8 39.6% 28.4% 1.031 1.164 Cost of Equity (Ke) 10.7% - 14.8% Envestnet 1.080 3,551.6 852.6 24.0% 19.4% 0.919 1.037 Artisan Partners 1.273 2,382.2 199.0 8.4% 7.7% 1.200 1.354 Pre-Tax Cost of Debt (Kd)(4) 7.6% Victory 1.106 1,928.9 999.8 51.8% 34.1% 0.802 0.906 Post-Tax Cost of Debt 5.5% AssetMark 0.943 1,723.3 113.7 6.6% 6.2% 0.900 1.016 Debt/Total Cap Target(5) 15.0% Virtus 1.432 1,457.3 262.2 18.0% 15.2% 1.266 1.429 Blucora 0.927 1,222.5 - - - 0.927 1.046 Mean 1.123 $4,911.4 $853.5 18.2% 13.8% 0.996 1.124 Calculated Discount Rate 9.9% - 13.4% Median 1.080 2,382.2 262.2 15.5% 13.4% 0.927 1.046 Selected Discount Rate 11.0% - 12.0% Ferdinand 1.435 $3,136.9 $2,427.2 77.4% 43.6% 0.917 1.035 32

Jefferies LLC / January 2023 Preliminary draft for discussion purposes only Projected CAGR 2019A 2020A 2021A 2022E 2023E 2024E 2025E 2026E 2027E '22E - '27E Wealth Management Fees Revenue $1,150 $1,286 $1,717 $2,039 $2,369 $2,929 $3,576 $4,329 $5,163 Other Revenue 69 75 81 83 81 83 85 87 89 Total Revenue $1,218 $1,361 $1,798 $2,123 $2,450 $3,012 $3,661 $4,415 $5,251 19.9% % Growth 11.7% 32.1% 18.1% 15.4% 23.0% 21.5% 20.6% 18.9% Compensation & Related Expenses (413) (454) (560) (702) (796) (942) (1,090) (1,259) (1,445) Selling, General & Administrative (233) (236) (298) (368) (409) (493) (571) (660) (759) Other One-Time Transaction Expenses (incl. in Comp and SG&A) 1 - 1 - - - - - - Total Costs & Expenses ($645) ($690) ($856) ($1,070) ($1,205) ($1,435) ($1,661) ($1,920) ($2,204) 15.5% Management Fees(1) (305) (349) (491) (522) (618) (787) (983) (1,212) (1,464) Adjusted EBITDA (pre equity method) $269 $322 $451 $531 $627 $790 $1,016 $1,284 $1,584 24.4% % Growth 19.5% 40.2% 17.7% 18.2% 25.9% 28.7% 26.3% 23.4% % Margin 22.1% 23.6% 25.1% 25.0% 25.6% 26.2% 27.8% 29.1% 30.2% Income from Equity Method Investments & Other Dividends 1 0 1 0 1 2 2 2 2 Total Adjusted EBITDA $270 $322 $451 $531 $628 $792 $1,018 $1,286 $1,586 24.5% % Growth 19.2% 40.3% 17.6% 18.4% 26.0% 28.6% 26.3% 23.3% % Margin 22.1% 23.6% 25.1% 25.0% 25.7% 26.3% 27.8% 29.1% 30.2% Adj. Net Income Excluding Tax Adjustments Per Share $1.96 $2.46 $3.36 $3.64 $3.59 $4.14 $5.46 $7.32 $9.36 20.8% Tax Adjustments Per Share $0.42 $0.47 $0.56 $0.77 $0.84 $0.98 $1.16 $1.37 $1.57 Historical Income Statement Forecast Source: Ferdinand Mgmt. Note: Financials forecast for Ferdinand as of 11/28. (1) Represents payments to principals of affiliates firms consisting of EBPC in excess of Base Earnings up to Target Earnings plus a percentage of EBPC in excess of Target Earnings. ($Millions, except per share amounts) 33